Exhibit 99.1

Consent of Morgan Stanley & Co. LLC
We hereby consent to the use in the initially filed Registration Statement of Equity Residential on Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus which is part of the Registration Statement of our written opinion, dated May 20, 2026, appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Equity Residential’s Financial Advisor,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board,” “The Merger—Opinion of Equity Residential’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ MORGAN STANLEY & CO. LLC
MORGAN STANLEY & CO. LLC
June 29, 2026